Exhibit 10.5

FORM OF PERFORMANCE-BASED RESTRICTED STOCK UNITS AGREEMENT

THIS PERFORMANCE-BASED RESTRICTED STOCK UNITS AGREEMENT (this “Agreement”) is made as of the date set forth on Schedule I hereto (the “Grant Date”), by and between the issuer identified in Schedule I of this Agreement (the “Company”), and the recipient (the “Grantee”) of an Award of Restricted Stock Units (as defined below) granted by the Compensation Committee of the Board of Directors of the Company as set forth in this Agreement.

The Company has adopted the incentive plan identified on Schedule I hereto (as has been or may hereafter be amended, the “Plan”), a copy of which is attached via a link at the end of this online Agreement as Exhibit A and by this reference made a part hereof, for the benefit of eligible persons as specified in the Plan.  Capitalized terms used and not otherwise defined in this Agreement will have the meanings ascribed to them in the Plan.

Pursuant to the Plan, the Compensation Committee appointed by the Board of Directors of the Company pursuant to Section 3.1 of the Plan to administer the Plan (the “Committee”) has determined that it would be in the interest of the Company and its stockholders to award Restricted Stock Units to the Grantee, subject to the conditions and restrictions set forth herein and in the Plan, in order to provide the Grantee with additional remuneration for services rendered, to encourage the Grantee to remain in the service or employ of the Company or its Subsidiaries and to increase the Grantee’s personal interest in the continued success and progress of the Company.

The Company and the Grantee therefore agree as follows:

1.Definitions.  The following terms, when used in this Agreement, have the following meanings:

“Cause” has the meaning specified as “cause” in Section 10.2(b) of the Plan.

“Close of Business” means, on any day, 5:00 p.m., Denver, Colorado time.

“Committee” has the meaning specified in the recitals to this Agreement.

“Committee Certification Date” has the meaning specified in Section 5(b) of this Agreement.

“Common Stock” has the meaning specified in Schedule I of this Agreement.

“Company” has the meaning specified in the preamble to this Agreement.

“Grant Date” has the meaning specified in the preamble to this Agreement.

“Grantee” has the meaning specified in the preamble to this Agreement.

“Performance Equity Program” means the 201_ Performance Equity Program approved by the Committee on March __, 201_, which established performance criteria with respect to vesting of the Restricted Stock Units, the material terms of which have been provided to the Grantee if the Grantee is an officer of the Company whose title is “Chief.”

“Plan” has the meaning specified in the recitals of this Agreement.

“Required Withholding Amount” has the meaning specified in Section 12 of this Agreement.

“Restricted Stock Units” has the meaning specified in Section 2 of this Agreement.

“RSU Dividend Equivalents” means, to the extent specified by the Committee only, an amount equal to all dividends and other distributions (or the economic equivalent thereof) which are payable to stockholders of record during the Restriction Period on a like number and kind of shares of Common Stock as the shares represented by the Restricted Stock Units.

“Section 409A” has the meaning specified in Section 22 of this Agreement.

“Unpaid RSU Dividend Equivalents” has the meaning specified in Section 5(c) of this Agreement.

“Vested RSU Dividend Equivalents” has the meaning specified in Section 4 of this Agreement.

“Vesting Date” means each date on which any Restricted Stock Units cease to be subject to a risk of forfeiture, as determined in accordance with this Agreement and the Plan.

2. Award.  Subject to the terms and conditions herein, pursuant to the Plan, the Company grants to the Grantee effective as of the Grant Date an Award of the number and type of performance-based Restricted Stock Units (as defined in the Plan) authorized by the Committee and set forth in the notice of online grant delivered to the Grantee pursuant to the Company’s online grant and administration program (the “Restricted Stock Units”), which notice also specified the type of Common Stock that each Restricted Stock Unit represents the right to receive, subject to the conditions and restrictions set forth below in this Agreement and in the Plan.

3. Settlement of Restricted Stock Units.  Settlement of Restricted Stock Units that vest in accordance with Section 5 or 6 of this Agreement or Section 10.1(b) of the Plan shall be made as soon as administratively practicable after the applicable Vesting Date, but in no event later than March 15 of the calendar year following the calendar year in which such Vesting Date occurs. Settlement of vested Restricted Stock Units shall be made in payment of shares of the applicable type of Common Stock, together with any related Unpaid RSU Dividend Equivalents, in accordance with Section 7 hereof.

4. No Stockholder Rights; RSU Dividend Equivalents.  The Grantee shall have no rights of a stockholder with respect to any shares of Common Stock represented by any Restricted Stock Units unless and until such time as shares of Common Stock represented by vested Restricted Stock Units have been delivered to the Grantee in accordance with Section 7 hereof.  The Grantee will have no right to receive, or otherwise with respect to, any RSU Dividend Equivalents until such time, if ever, as (a) the Restricted Stock Units with respect to which such RSU Dividend Equivalents relate shall have become vested, or (b) such RSU Dividend Equivalents shall have become vested in accordance with the penultimate sentence of this Section 4, and, if vesting does not occur, the related RSU Dividend Equivalents will be forfeited.  RSU Dividend Equivalents shall not bear interest or be segregated in a separate account.  Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the vesting of any portion of the RSU Dividend Equivalents (the “Vested RSU Dividend Equivalents”).  The settlement of any Vested RSU Dividend Equivalents shall be made as soon as administratively practicable after the accelerated vesting date, but in no event later than March 15 of the calendar year following the year in which such accelerated vesting date occurs.

5. Vesting.

(a) Unless the Committee otherwise determines in its sole discretion, subject to earlier vesting in accordance with Section 6 of this Agreement or Section 10.1(b) of the Plan, Restricted Stock Units will vest, in whole or in part, only in accordance with this Section 5.

(b) After December 31, 201_ but prior to March 30, 201_, the Committee will certify the number and type of Restricted Stock Units that will vest effective as of the date such certification is made (the “Committee Certification Date”), in accordance with the following certification process.  If the Grantee is an officer of the Company with a title of “Chief,” the Committee will certify the number and type of Restricted Stock Units that will vest based on the Committee’s application of the Performance Equity Program, including the Committee’s exercise of any negative discretion pursuant to such program.  If the Grantee is an officer of the Company at a level lower than “Chief,” the Committee will certify the number and type of Restricted Stock Units that will vest based on the Committee’s assessment in its sole discretion (after input from the Company’s Chief Executive Officer) of the Grantee’s satisfaction of such discretionary performance objectives for calendar year 201_ as may be deemed relevant by the Committee.

(c) Upon the satisfaction of any other applicable restrictions, terms and conditions of the Plan and this Agreement, any RSU Dividend Equivalents with respect to the Restricted Stock Units that have not theretofore become Vested RSU Dividend Equivalents (“Unpaid RSU Dividend Equivalents”) will become vested to the extent that the Restricted Stock Units related thereto shall have become vested in accordance with this Agreement.

(d) Any Restricted Stock Units that do not vest on the Committee Certification Date will automatically be forfeited as of the Close of Business on the Committee Certification Date, together with any related Unpaid Dividend Equivalents.

(e) Notwithstanding the foregoing, the Grantee will not vest, pursuant to this Section 5, in Restricted Stock Units or related Unpaid RSU Dividend Equivalents in which the Grantee would otherwise vest as of a given date if the Grantee has not been continuously employed by the Company or its Subsidiaries from the Grant Date through such date (the vesting or forfeiture of such Restricted Stock Units and related Unpaid RSU Dividend Equivalents to be governed instead by Section 6 hereof).

6. Early Vesting or Forfeiture.
(a) Unless otherwise determined by the Committee in its sole discretion:

i. If the Grantee’s employment with the Company or a Subsidiary terminates prior to the Committee Certification Date for any reason other than the Grantee’s death or Disability or a termination of the Grantee by the Company without Cause on or after December 31, 201_, the Restricted Stock Units, to the extent not theretofore vested, and any related Unpaid RSU Dividend Equivalents, will be forfeited immediately; and

ii. If the Grantee’s employment with the Company or a Subsidiary terminates prior to the Committee Certification Date by reason of the Grantee’s death or Disability, the Restricted Stock Units, to the extent not theretofore vested, and any related Unpaid RSU Dividend Equivalents, will immediately become fully vested; and

iii. If the Grantee remains employed until December 31, 201_ and the Grantee’s employment is then terminated by the Company without cause on or after December 31, 201_ but prior to the Committee Certification Date, the Restricted Stock Units and the related Unpaid Dividend Equivalents will remain outstanding until the Committee Certification Date and will vest under Section 5 on such date to the extent the Committee certifies they have vested in accordance with such Section.

(b) Upon forfeiture of any unvested Restricted Stock Units, and any related Unpaid RSU Dividend Equivalents, including pursuant to Section 3 and this Section 6, such Restricted Stock Units and any related Unpaid RSU Dividend Equivalents will be immediately cancelled, and the Grantee will cease to have any rights with respect thereto.

(c) Unless the Committee otherwise determines, a change of the Grantee’s employment from the Company to a Subsidiary or from a Subsidiary to the Company or another Subsidiary will not be considered a termination of the Grantee’s employment for purposes of this Agreement if such change of employment is made at the request or with the express consent of the Company.  Unless the Committee otherwise determines, however, any such change of employment that is not made at the request or with the express consent of the Company will be a termination of the Grantee’s employment within the meaning of this Agreement.

7. Delivery by Company.  As soon as practicable after the vesting of Restricted Stock Units, and any related Unpaid RSU Dividend Equivalents, pursuant to Section 5 or 6 hereof or Section 10.1(b) of the Plan (but no later than March 15 of the calendar year following the year in which such vesting occurs), and subject to the withholding referred to in Section 12 of this Agreement, the Company will (a) cause to be issued and transferred to a brokerage account through Depository Trust Company for the benefit of the Grantee, or cause to be issued and delivered to the Grantee, certificates issued in the Grantee’s name for, that number and type of shares of Common Stock represented by such vested Restricted Stock Units and any securities representing related vested Unpaid RSU Dividend Equivalents, and (b) cause to be delivered to the Grantee any cash payment representing related vested Unpaid RSU Dividend Equivalents.  Any delivery of securities will be deemed effected for all purposes when (i) certificates representing such securities and, in the case of any Unpaid RSU Dividend Equivalents, any other documents necessary to reflect ownership thereof by the Grantee, have been delivered personally to the Grantee or, if delivery is by mail, when the Company or its stock transfer agent has deposited the certificates and/or such other documents in the United States mail, addressed to the Grantee or (ii) in the case of a book-entry transfer, at the time the Company’s stock transfer agent initiates the transfer of such securities to a brokerage account through Depository Trust Company for the benefit of the Grantee.  Any cash payment will be deemed effected when a check from the Company, payable to or at the direction of the Grantee and in the amount equal to the amount of the cash payment, has been delivered personally to or at the direction of the Grantee or deposited in the United States mail, addressed to the Grantee or his or her nominee.

8. Nontransferability of Restricted Stock Units.  Restricted Stock Units and any related Unpaid RSU Dividend Equivalents, are not transferable (either voluntarily or involuntarily and whether by sale, assignment, gift, pledge, exchange or otherwise) before or after the Grantee’s death, except as follows:  (a) during the Grantee’s lifetime, pursuant to a domestic relations order issued by a court of competent jurisdiction that is not contrary to the terms and conditions of the Plan or this Agreement, and in a form acceptable to the Committee; or (b) after the Grantee’s death, by will or pursuant to the applicable laws of descent and distribution, as may be the case.  Any person to whom Restricted Stock Units are transferred in accordance with the provisions of the preceding sentence shall take such Restricted Stock Units and any related Unpaid RSU Dividend Equivalents subject to all of the terms and conditions of the Plan and this Agreement, including that the vesting and termination provisions of this Agreement will continue to be applied with respect to the Grantee.  Certificates representing Restricted Stock Units that have vested may be delivered (or, in the case of book entry registration, registered) only to the Grantee (or during the Grantee’s lifetime, to the Grantee’s court appointed legal representative) or to a person to whom the Restricted Stock Units have been transferred in accordance with this Section.

9. Adjustments.

(a)The Restricted Stock Units and any related Unpaid RSU Dividend Equivalents will be subject to adjustment pursuant to Section 4.2 of the Plan in such manner as the Committee, in its sole discretion, deems equitable and appropriate in connection with the occurrence following the Grant Date of any of the events described in Section 4.2 of the Plan following the Grant Date.

(b)In the event of any Approved Transaction, Board Change or Control Purchase following the Grant Date, the Restricted Stock Units and any related Unpaid RSU Dividend Equivalents may become vested in accordance with Section 10.1(b) of the Plan.

10. Company’s Rights.  The existence of this Agreement will not affect in any way the right or power of the Company or its stockholders to accomplish any corporate act, including, without limitation, the acts referred to in Section 10.16 of the Plan.

11. Restrictions Imposed by Law. Without limiting the generality of Section 10.8 of the Plan, the Company shall not be obligated to deliver any shares of Common Stock represented by vested Restricted Stock Units or securities constituting any Unpaid RSU Dividend Equivalents if counsel to the Company determines that the issuance or delivery thereof would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which shares of Common Stock or such other securities are listed or quoted.  The Company will in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock represented by vested Restricted Stock Units or securities constituting any Unpaid RSU Dividend Equivalents to comply with any such law, rule, regulation, or agreement.  Any certificates representing any such securities issued or delivered under this Agreement may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws.

12. Mandatory Withholding for Taxes.  To the extent that the Company or any Subsidiary of the Company is subject to withholding tax requirements under any national, state, local or other governmental law with respect to the award of the Restricted Stock Units to the Grantee or the vesting thereof, or the designation of any RSU Dividend Equivalents as payable or distributable or the payment or distribution thereof, the Grantee must make arrangements satisfactory to the Company to make payment to the Company or its designee of the amount required to be withheld under such tax laws, as determined by the Company (collectively, the “Required Withholding Amount”).  To the extent such withholding is required because the Grantee vests in some or all of the Restricted Stock Units and any related RSU Dividend Equivalents, the Company shall withhold (a) from the shares of Common Stock represented by vested Restricted Stock Units and otherwise deliverable to the Grantee a number of shares of the applicable type of Common Stock and/or (b) from any related RSU Dividend Equivalents otherwise deliverable to the Grantee an amount of such RSU Dividend Equivalents, which collectively have a value (or, in the case of securities withheld, a Fair Market Value) equal to the Required Withholding Amount, unless the Grantee remits the Required Withholding Amount to the Company or its designee in cash in such form and by such time as the Company may require or other provisions for withholding such amount satisfactory to the Company have been made.  Notwithstanding any other provisions of this Agreement, the delivery of any shares of Common Stock represented by vested Restricted Stock Units and any related RSU Dividend Equivalents may be postponed until any required withholding taxes have been paid to the Company.

13. Notice.  Unless the Company notifies the Grantee in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by first class mail, postage prepaid, to the Company’s then current headquarters, which as of the Grant Date is the address specified for the Company on Schedule I hereto. Unless the Company elects to notify the Grantee electronically pursuant to the online grant and administration program or via email, any notice or other communication to the Grantee with respect to this Agreement will be in writing and will be delivered personally, or will be sent by first class mail, postage prepaid, to the Grantee’s address as listed in the records of the Company or any Subsidiary of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address.

14. Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Committee as contemplated by

Section 10.7(b) of the Plan. Without limiting the generality of the foregoing, without the consent of the Grantee:

(a) this Agreement may be amended or supplemented from time to time as approved by the Committee (i) to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, (ii) to add to the covenants and agreements of the Company for the benefit of the Grantee or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company’s stockholders, and provided, in each case, that such changes or corrections will not adversely affect the rights of the Grantee with respect to the Award evidenced hereby, (iii) to reform the Award made hereunder as contemplated by Section 10.17 of the Plan or to exempt the Award made hereunder from coverage under Code Section 409A, or (iv) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and

(b) subject to any required action by the Board of Directors or the stockholders of the Company, the Restricted Stock Units granted under this Agreement may be canceled by the Committee and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect any Restricted Stock Units that are then vested.

15. Grantee Employment.  Nothing contained in the Plan or this Agreement, and no action of the Company or the Committee with respect thereto, shall confer or be construed to confer on the Grantee any right to continue in the employ of the Company or any Subsidiary or interfere in any way with the right of the Company or any employing Subsidiary to terminate the Grantee’s employment or service, as applicable, at any time, with or without Cause, subject to the provisions of any employment or consulting agreement between the Grantee and the Company or any Subsidiary.

16. Nonalienation of Benefits.  Except as provided in Section 8 and prior to the vesting of any Restricted Stock Unit, (a) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (b) no right or benefit hereunder will in any manner be subjected to or liable for the debts, contracts, liabilities or torts of the Grantee or other person entitled to such benefits.

17. Governing Law.  This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Colorado.  Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Colorado in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.

18. Construction.  References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules appended hereto, including the Plan.  All references to “Sections” in this Agreement shall be to Sections of this Agreement unless explicitly stated otherwise.  The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense.  All decisions of the Committee upon questions regarding the Plan or this Agreement will be conclusive.  Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control.  The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.

19. Rules by Committee. The rights of the Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the Committee may adopt from time to time.

20. Entire Agreement.  This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and the Grantee regarding the subject matter hereof.  The Grantee and the Company hereby declare and represent that no promise or agreement not herein expressed has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between the Grantee and the Company regarding the Award. Subject to the restrictions set forth in Sections 8 and 16 of this Agreement, this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

21. Grantee Acknowledgment.  The Grantee will signify acknowledgment of the terms and conditions of this Agreement by acknowledging the acceptance of this Agreement via the procedures described in the online grant and administration program utilized by the Company.

22. Code Section 409A Compliance. [Use for RSUs granted under LMC Plans other than the LMC 2017 Omnibus Incentive Plan: To the extent that Section 409A of the Code or the related regulations and Treasury pronouncements (“Section 409A”) are applicable to the Grantee in connection with the Award, if any provision of this Agreement would result in the imposition of an excise tax under Section 409A, that provision will be reformed to avoid imposition of the excise tax and no action taken to comply with Section 409A shall be deemed to impair a benefit under this Agreement.][Use for RSUs granted under the LMC 2017 Omnibus Incentive Plan: To the extent that Section 409A of the Code or the related regulations and Treasury pronouncements (“Section 409A”) are applicable to the Grantee in connection with the Award, the Award is subject to the provisions of Section 10.17 of the Plan regarding Section 409A.]

23. Administrative Blackouts. In addition to its other powers under the Plan, the Committee has the authority to suspend any transactions under the Plan as it deems necessary or appropriate for administrative reasons.

24. Stock Ownership Guidelines. This Award may be subject to any applicable stock ownership guidelines adopted by the Company, as amended or superseded from time to time.

* * * * *

Schedule I

to Liberty Media Corporation

Performance-Based Restricted Stock Units Agreement

KRU_____

Grant Date:	________ __, 201_
Issuer/Company:	Liberty Media Corporation, a Delaware corporation
Plan:

[Liberty Media Corporation 2013 Incentive Plan (Amended and Restated as of March 31, 2015) and as the same may be further amended from time to time][Liberty Media Corporation 2017 Omnibus Incentive Plan, as the same may be amended from time to time]

Common Stock:

Series C Liberty Braves Common Stock (“BATRK Common Stock”);

Series C Liberty SiriusXM Common Stock (“LSXMK Common Stock”); and/or

Series C Liberty Formula One Common Stock (“FWONK Common Stock”), as applicable

Additional Provisions Applicable to Grantees who hold the office of Assistant Vice President or above as of the Grant Date:

Forfeiture for Misconduct and Repayment of Certain Amounts.  If the Grantee holds the office of Assistant Vice President or above as of the Grant Date, and if (i) a material restatement of any financial statement of the Company (including any consolidated financial statement of the Company and its consolidated Subsidiaries) is required and (ii) in the reasonable judgment of the Committee, (A) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (B) such noncompliance is a result of misconduct on the part of the Grantee, the Grantee will repay to the Company Forfeitable Benefits received by the Grantee during the Misstatement Period in such amount as the Committee may reasonably determine, taking into account, in addition to any other factors deemed relevant by the Committee, the extent to which the market value of Common Stock during the Misstatement Period was affected by the error(s) giving rise to the need for such restatement.  “Forfeitable Benefits” means (i) any and all cash and/or shares of Common Stock received by the Grantee (A) upon the exercise during the Misstatement Period of any SARs held by the Grantee or (B) upon the payment during the Misstatement Period of any Cash Award or Performance Award held by the Grantee, the value of which is determined in whole or in part with reference to the value of Common Stock, and (ii) any proceeds received by the Grantee from the sale, exchange, transfer or other disposition during the Misstatement Period of any shares of Common Stock received by the Grantee upon the exercise, vesting or payment during the Misstatement Period of any Award held by the Grantee.  By way of clarification, “Forfeitable Benefits” will not include any shares of Common Stock received upon vesting of any Restricted Stock Units during the Misstatement Period that are not sold, exchanged, transferred or otherwise disposed of during the Misstatement Period. “Misstatement Period” means the 12-month period beginning on the date of the first public issuance or the filing with the Securities and Exchange Commission, whichever occurs earlier, of the financial statement requiring restatement.

Qualifying Service:

Unless the Committee in its sole discretion determines otherwise in connection with the commencement of employment or service to Liberty Interactive Corporation or its Subsidiary, notwithstanding anything to the contrary in this Agreement, Grantee’s employment or service with Liberty Interactive Corporation or any entity that is a Subsidiary of Liberty Interactive Corporation at the time of determination shall be deemed to be employment or service with the Company for all purposes under the Awards granted pursuant to this Agreement.

Other Clawback Policies:

Notwithstanding any other provisions in the Plan, this Award shall be subject to recovery or clawback by the Company under any clawback policy adopted by the Company in accordance with SEC regulations or other applicable law, as amended or superseded from time to time.

Company Notice Address:	Liberty Media Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 Attn: Chief Legal Officer